Exhibit 3.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 06/14/1996
960173665 - 739808

RESTATED CERTIFICATE OF INCORPORATION

OF

UNIMIN CORPORATION

UNIMIN Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is UNIMIN CORPORATION. The date of filing its original Certificate of Incorporation with the Secretary of State was January 13, 1970.

2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by amending Article FOURTH of the Certificate of Incorporation:

(a)	to eliminate the corporation’s authority to issue 8% Preferred Stock and 6- 1⁄2% Preferred Stock, and

(b)	to remove all references to voting, dividend and liquidation rights of 8% Preferred Stock and 6- 1⁄2% Preferred Stock.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

FIRST. The name of the corporation is UNIMIN CORPORATION.

SECOND. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation shall have authority to issue 2,000,000 shares of Common Stock, and the par value of such shares of Common Stock is $1.

FIFTH. The name and mailing address of the Incorporator is Anthony F . Marra, Jr ., One Chase Manhattan Plaza, New York, New York 10005.

SIXTH. The by-laws may be made, altered, amended or repealed by the Board of Directors. The books of the corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors and by the stockholders in accordance with the applicable provisions of Sections 211, 229, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said UNIMIN CORPORATION has caused this Certificate to be signed by Kevin F. Crawford, its President, and attested by Joseph C. Shapiro, its Secretary, this 10th day of June, 1996.

UNIMIN CORPORATION

By:	/s/ Kevin F. Crawford

Kevin F. Crawford
President

ATTEST:

BY:	/s/ Joseph C. Shapiro

Joseph C. Shapiro
Secretary

3